                                                                   EXHIBIT 10.73



                               DATED MAY 19, 2004

                          -----------------------------






                      IMPERIAL COLLEGE INNOVATIONS LIMITED

                                       AND

                   IMPERIAL COLLEGE OF SCIENCE AND TECHNOLOGY

                                       AND

                                CYTRX CORPORATION




                          -----------------------------


                            PATENT LICENCE AGREEMENT


                          -----------------------------














                                [WRAGGE&CO LOGO]

                           BIRMINGHAM LONDON BRUSSELS

      TEL +44 (0)870 903 1000 FAX +44 (0)870 904 1099 MAIL@WRAGGE.COM
                                 WWW.WRAGGE.COM

THIS AGREEMENT is made on May 19, 2004

BETWEEN:

(1) IMPERIAL COLLEGE INNOVATIONS LIMITED (Registered in England No 2060639) whose registered office is at Sherfield Building, Imperial College, London SW7 2AZ ("ICIL"), and

(2) IMPERIAL COLLEGE OF SCIENCE, TECHNOLOGY & MEDICINE a college incorporated by royal charter, of Exhibition Road, London SW7 2AZ ("IMPERIAL"); and

(3) CYTRX CORPORATION, a company established under the laws of the State of Delaware, U.S.A. and having its principal place of business at 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049 USA ("CYTRX").

 BACKGROUND:

(a) Professor Parker is a full-time employee of Imperial, engaged by Imperial to carry out research. In the course of his normal employment duties for Imperial Professor Parker made inventions and developed technology, materials and know-how relating to the potential role of RIP140 in obesity and anorexia including without limitation inventions in respect of which a patent application has been made (defined below as the "Patent Application") and consequently Professor Parker's share in the Licensed Patents belongs to Imperial pursuant to Section 39 of the Patents Act 1977. In order to further the clinical applications and commercial exploitation of the above technology, Imperial has assigned to Innovations all its rights, title and interest in the Patent Application and Materials under an assignment agreement dated 14th May 2004. Accordingly ICIL is the sole legal owner of the Patent Application and the Materials.

(b) CytRx is a biopharmaceutical company dedicated to the commercialisation of high value human therapeutics, including those for the treatment of obesity and diabetes.

(c) CytRx wishes to obtain a licence to the Materials in the Field and the Licensed Patents (as defined below).

(d) ICIL is willing to grant a licence to CytRx under the conditions set out in this Agreement including the payment of royalties and milestones.

In consideration of the mutual covenants and undertakings set out below, THE PARTIES AGREE as follows:

1        DEFINITIONS

1.1 In this Agreement, the terms defined in this Clause shall have the meanings specified below:

         "AFFILIATE" means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with any other entity.

         "AGREEMENT" means this agreement and any and all Schedules, appendices and other addenda to it as may be amended from time to time in accordance with the provisions of this agreement.

         "BIOLOGICAL MATERIALS" means tangible biological or biochemical materials that are necessary for the effective exercise of the Licensed Patents (e.g., reagents, cell lines, cDNAs, DNA constructs, animal models), to the extent that Imperial is free and able to grant access and commercialisation rights to such materials, which materials are set out in Schedule 2. Schedule 2 shall be periodically amended by mutual consent to include any additional Biological Materials that Imperial may furnish to CytRx.

         "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which the banks are ordinarily open for business in both the City of London and the City of Los Angeles.

         "COMBINATION PRODUCT" means a product (for which Marketing Authorisation has been granted) sold in the form of a combination product containing a Licensed Product as an active component and one or more Other Elements. As used herein, "OTHER ELEMENTS" shall mean either one or more active components which are not Licensed Products or one or more other components (such as a delivery device) which are not Licensed Products.

         "COMMENCEMENT DATE" means the date of this Agreement.

         "COMPETENT AUTHORITY" means any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person or other entity (whether autonomous or not) of any government of any country having jurisdiction or authority over either any of the activities and functions contemplated or described by this Agreement or the Parties including the European Commission, the Court of First Instance and the European Court of Justice.

         "CONFIDENTIAL INFORMATION" means Know How and trade secrets or confidential information relating to the business affairs or finances of the other Party supplied or otherwise made available to them or coming into their possession in relation to the performance of this Agreement, irrespective of form.

         "CONTROL" means either (a) in the case of (i) corporate entities, direct or indirect ownership of at least fifty percent (50 %) of the stock or shares entitled to vote for the election of director, (ii) non-corporate entities, direct or indirect ownership of at least fifty percent (50 %) of the equity interest with the power to direct the management and policies of such noncorporate entities or (b) with respect to any item of or right under the Licensed Patents, the possession of (whether by ownership or licence, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a licence or sublicence of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or licence or sublicence. "CONTROLS" and "CONTROLLED BY" shall be construed accordingly.

         "CYTRX FOREGROUND IMPROVEMENTS" has the meaning set out in Clause 7.1.

         "CYTRX MATERIALS IMPROVEMENTS" has the meaning set out in Clause 8.3.

         "CYTRX SUBLICENSEE" means any Third Party that acquires rights to the use of the Materials and under the Licensed Patents through CytRx or its Affiliates by virtue of this Agreement.

         "DIAGNOSTIC PRODUCT" means any preparation in the form of a device, compound, kit or service with utility in the diagnosis, prognosis, prediction or management of obesity, anorexia or diabetes in humans which contains or comprises:

         (a) either in its entirety or in shortened form the RIP140 gene or RIP140 gene product howsoever modified including without limitation nucleotides, oligonucleotides, nucleic acid vectors, peptides, polypeptides, proteins etc.; or

         (b) an agent that binds to the RIP140 gene or an RIP140 gene product (excluding the RIP140 protein or any subunit thereof) with the purpose of enhancing, interfering with, silencing, suppressing or modulating the expression thereof such agents including without limitation complementary sequences, ligands, cDNA, mRNA, tRNA, antibodies, antibody fragments, peptides, fusion proteins, mimetics, aptamers, antisense (or other nucleic acid based gene or gene product modulators), ribozymes, molecular imprinted polymers, RNAi, microRNA, dsRNA, siRNA, shRNA, vaccines, immunotherapeutics and gene therapy products; or

         (c) an agent (including without limitation small molecule entities) that has a mechanism of action through interaction with or binding to the RIP140 protein (or a subunit thereof); and

         which have been identified by CytRx, a CytRx Affiliate or a CytRx Sublicensee as a direct result of (i) the use of the Materials (or the use of an Improvement to the Materials licensed to CytRx under Clauses
         8.1 and/or 8.2) or (ii) an activity that falls within a Valid Claim.

         "DIRECTIVE" means any present or future directive, regulation, requirement, instruction, direction or rule of any Competent Authority including any amendment, extension or replacement thereof then in force.

         "DISCLOSING PARTY" means a Party which discloses Confidential Information to another Party.

         "DOCUMENTS" means any graphic, written or computer readable material on which Know How can be permanently stored.

         "EXPLOIT" means to develop, make, have made, use, have used, sell, have sold, or import, or have imported and "EXPLOITATION" shall be construed accordingly.

         "FDA" means the United States Food and Drug Administration, the equivalent Competent Authority in any country of the Territory or any successor bodies thereto.

         "FIELD" means the in vitro or in vivo screening of compounds, molecules or compositions of matter acting against or as agonists or antagonists of RIP140 to select compounds, molecules or compositions of matter which may be useful in the treatment or prevention of obesity, anorexia or diabetes.

         "FIRST COMMERCIAL SALE" means in respect of a Licensed Product the first commercial sale of any such product by CytRx, a CytRx Affiliate or a CytRx Sublicensee in any country after grant of a Marketing Authorisation.

         "FORCE MAJEURE" means any event outside the reasonable control of either Party affecting its ability to perform any of its obligations (other than payment) under this Agreement, including Act of God, fire, flood, lightning, war, revolution, act of terrorism, riot or civil commotion, but excluding strikes, lock-outs or other industrial action, whether of the affected Party's own employees or others, failure of supplies of power, fuel, transport, equipment, raw materials or other goods or services.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "IMPROVEMENT" means any improvement or enhancement or modification, whether patentable or otherwise.

         "IND" means investigational new drug application filed with, and accepted by, the FDA prior to Initiation of clinical trials in humans in the USA, or any comparable application filed with the Regulatory Authority of a country or group of countries other than the U.S.A. or any successor body thereto prior to Initiation of clinical trials in humans in that country or in that group of countries.

         "INITIATION" of a clinical trial shall mean the enrolment of the first human subject into the trial.

         "INVESTIGATION AUTHORISATION APPLICATION" means an IND, an IDE or any other equivalent application not covered by an IND or IDE required by a Competent Authority anywhere in the Territory.

         "KNOW-HOW" means unpatented technical and other information which is not in the public domain. Know-How includes Documents. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. Know-How includes any rights including copyright, database or design rights protecting such Know-How.

         "LICENSED PATENTS" means (a) the Patent Application listed in Schedule 1 which may be updated from time to time as applicable and as mutually agreed between the Parties, and any non-provisional applications claiming priority thereto; (b) any patents issued from any such applications described in (a) anywhere in the world; (c) any divisions, registrations, confirmations, reissues, re-examinations, extensions, renewals, continuations, continuations-in-part, revalidations, additions, substitutions, or renewals entitled to claim priority to any such patent applications or patents described in (a); and (d) all national, regional and foreign counterparts or other forms of protection, including supplementary protection certificates, claiming priority from the patents or patent applications described in (a) to
         (c) above.

         "LICENSED PRODUCT" means any preparation for the treatment or prevention of obesity, anorexia or diabetes in humans that:

         (d) incorporates either in its entirety or in shortened form the RIP140 gene or RIP140 gene product howsoever modified including without limitation nucleotides, oligonucleotides, nucleic acid vectors, peptides, polypeptides, proteins etc.; or

         (e) is an agent that binds to the RIP140 gene or an RIP140 gene product (excluding the RIP140 protein or any subunit thereof) with the purpose of enhancing, interfering with, silencing, suppressing or modulating the expression thereof such agents including without limitation complementary sequences, ligands, cDNA, mRNA, tRNA, antibodies, antibody fragments, peptides, fusion proteins, mimetics, aptamers, antisense (or other nucleic acid based gene or gene product modulators), ribozymes, molecular imprinted polymers, RNAi, microRNA, dsRNA, siRNA, shRNA, vaccines, immunotherapeutics and gene therapy products; or

         (f) is an agent (including without limitation small molecule entities) that has a mechanism of action through interaction with or binding to the RIP140 protein (or a subunit thereof); and

         which have been identified by CytRx, a CytRx Affiliate or a CytRx Sublicensee as a direct result of (i) the use of the Materials (or the use of an Improvement to the Materials licensed to CytRx under Clauses
         8.1 and/or 8.2) or (ii) an activity that falls within a Valid Claim.

         "LICENCE" has the meaning set out in Clause 2.1.

         "LICENSED SERVICES" means services using the Licensed Patents, Materials or Licensed Products (for example a screening service against RIP140, where such service is provided to a Third Party).

         "MAJOR MARKET" means any one of the following: (i) the United States of America, (ii) the European Union, (iii) Japan, (iv) Canada or (v) Australia.

         "MARKETING AUTHORISATION" means any approval (including all applicable pricing and governmental reimbursement approvals in those countries where such approvals are necessary to sell medicines to a substantial segment of that country's market for the medicine that is the subject of the marketing authorisation) required from the FDA or relevant Competent Authority to market and sell a Licensed Product in a particular country.

         "MARKETING AUTHORISATION APPLICATION" means an application for a Marketing Authorisation including but not limited to a New Drug Application or a Biologics License Application as required by the FDA or its foreign equivalents.

         "MATERIALS" means Biological Materials and Related Technology.

         "NET SALES VALUE" means in relation to any Licensed Product, the gross invoice price of Licensed Products sold, leased or disposed of by or on behalf of CytRx (including by any CytRx Affiliate or CytRx Sublicensee) to independent third parties in arm's length transactions exclusively for money or where a transaction is not at arm's length the price which would have been invoiced if the transaction had been at arms length less the following deductions applicable to the Licensed Product for:

         (a) transportation charges and insurance charges paid by or on behalf of CytRx (or any CytRx Affiliate or CytRx Sublicensee);

         (b) sales and excise taxes or customs duties paid by or on behalf of CytRx (or any CytRx Affiliate or CytRx Sublicensee) or any other governmental charges imposed upon the sale of the Licensed Product and paid by or on behalf of CytRx (or any CytRx Affiliate or CytRx Sublicensee) (excluding income, corporation or similar taxes);

         (c) fees paid to distributors, consignees or agents in connection with the sale of the Licensed Product;

         (d) rebates and premiums actually granted or allowed in connection with the sale of a Licensed Product;

         (e) allowances or credits actually given to customers on account of governmental requirements, price differences, rejection, outdating, returns or recalls of the Licensed Product;

         (f) quantity discounts, cash discounts or chargebacks actually granted in connection with the sale of the Licensed Product; and

         (g) provisions for price reductions actually given after any sale of a product, for example but not by way of limitation for late delivery.

         If an invoice in respect of the sale or lease of Licensed Products has not been paid within four months of the due date for payment of the invoice then ICIL shall credit (against future royalties, milestones and other amounts payable to ICIL) CytRx in respect of any royalties paid on such invoice (a "Bad Debt Credit"). The Bad Debt Credit will be given in respect of the Quarter in which the date four months from the due date for payment of the invoice falls. Should CytRx subsequently be paid in relation to an invoice in respect of which a Bad Debt Credit has been given then royalties on such invoice will again become payable by CytRx. The royalties will be payable in respect of the Quarter in which the payment is received.

         No royalties shall be payable by CytRx to ICIL in relation to any disposals of Licensed Products among CytRx and any of CytRx's Affiliates (or any CytRx Sublicensee or any Affiliates of such CytRx Sublicensee) provided that the recipient does not consume or use the Licensed Products save for testing, quality control and research and development purposes where such testing, quality control and research and development relates to the testing, quality control and research and development of such Licensed Products. No royalties shall be paid on any sales or donations of Licensed Products by CytRx (or any CytRx Affiliate or CytRx Sublicensee) at or below CytRx's (or CytRx Affiliate's or CytRx Sublicensee's) fully loaded cost for the Licensed Products as part of any government or other charitable assistance program.

         In the event that a Licensed Product is sold as part of a Combination Product in any country, the Net Sales Value of the Licensed Product in that country for the purposes of determining royalty payments shall be determined by multiplying the Net Sales Value of the Combination Product in that country by the fraction (A/A+B) where A is the average sale price in the relevant Quarter (as hereinafter defined) of the Licensed Product in that country when sold separately in finished form and B is the average sale price in the relevant Quarter of the Other Element in that country sold separately in finished form.

         In the event that the average sale price of the Licensed Product in that country can be determined but the average sale price of the Other Element in that country cannot be determined, the Net Sales Value of the Licensed Product in that country for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales Value of the Combination Product in that country by the fraction (C/D) where C is the selling Party's average sales price in the relevant Quarter of the Licensed Product and D is the average selling price in the relevant Quarter of the Combination Product in that country.

         If the average sale price of the Other Element in that Quarter can be determined but the average price of the Licensed Product in that country cannot be determined, Net Sales Value of the Combination Product in that country for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales Value of the Combination Product in that country by the following formula: one (1) minus E/D where E is the average selling price in the relevant Quarter of the Other Element in that country and D is the average selling price of the Combination Product in that country in the relevant Quarter.

         If the average sale price of both the Product and the Other Element cannot be determined, the Net Sales Value of Product shall be reasonably agreed upon by the Parties and if the Parties fail to agree on a calculation method within thirty (30) days of commencing negotiations the matter shall be referred to Expert's Decision Procedure in Schedule 3.

         "NON-COMMERCIALLY SENSITIVE" means that CytRx in its sole discretion has determined that (a) no information relating to the CytRx Foreground Improvement is confidential and (b) it does not wish to Exploit such an Improvement itself or by way of the grant of commercial licences.

         "NON-SEVERABLE IMPROVEMENT" means an Improvement to the technology disclosed in the Licensed Patents that cannot be Exploited without infringing a Valid Claim of the Licensed Patents.

         "OPTION NOTICE" has the meaning set out in Clause 15.1.

         "PARTY" means ICIL, Imperial or CytRx.

         "PATENT APPLICATION" means the PCT application PCT/2004/000413 filed on 3rd February 2004 and claiming priority from UK priority patent application number 0302446.0 filed 3rd February 2003 entitled "Screening for Modulators of Fat Storage".

         "PATENTING TERRITORIES" means USA, Canada, Australia, Europe (EPO designating all states), Japan, New Zealand and Mexico.

         "PATENT RIGHTS" - shall mean patent applications and patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts thereof, including any divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

         "PHASE I CLINICAL TRIAL" means the first administration of a Licensed Product in human subjects that would satisfy the requirements of 21 CFR 312.21(a) or its non-U.S.A. equivalent.

         "PHASE II CLINICAL TRIAL" means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product in the targeted patient population for a particular indication or indications in human subjects with the disease or indication under study that would satisfy the requirements of 21 CFR 312.21(b) or its non-U.S.A. equivalent.

         "PHASE III CLINICAL TRIAL" means a controlled human clinical trial in any country involving patients with the disease or condition of interest the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for a Marketing Authorisation that would satisfy the requirements of U.S. 21 CFR 312.21(c) or its non-U.S.A. equivalent.

         "QUARTER" means each period of three (3) months ending on March 31, June 30, September 30, or December 31 and "QUARTERLY" shall be construed accordingly.

         "RECIPIENT PARTY" means a Party that receives Confidential Information from another Party.

         "RELATED TECHNOLOGY" means Know-How, technical information, research and development information, test results, and data necessary for the effective exercise of the Licensed Patents by the Licensee in order to identify and/or generate and/or develop Licensed Products and/or Diagnostic Products which are Controlled by ICIL and have been developed by the Research Group .

         "RESEARCH GROUP" MEANS Professor Malcolm Parker and/or his associates in their laboratories at the Institute of Reproductive and Developmental Biology at Imperial.

         "RIP140" means (a) nuclear receptor interacting protein 140 also known as Nrip1 (nuclear receptor interacting protein 1), and /or (b) a target protein for nuclear receptor interacting protein 140 and/or (c) a complex of nuclear receptor interacting protein 140 and its target protein(s).

         "ROYALTY" means the sums payable by CytRx to ICIL based on Net Sales Value of Licensed Products as set out in Clauses 4.11 to 4.13.

         "SEVERABLE IMPROVEMENT" means an Improvement to the technology disclosed in the Licensed Patents that can be Exploited without infringing a Valid Claim of the Licensed Patents.

         "SIGNATURE FEE" has the meaning set out in Clause 4.1.2.

         "SUBLICENSING REVENUE" means milestone payments and upfront fees that CytRx receives from a CytRx Sublicensee in consideration of a sublicence of the Licence (in whatever form, for example but not limited to cash, warrants, loans, debentures, swaps etc.), but excluding the following payments: (a) royalties, (b) payments made in consideration for the issuance of equity or debt securities of CytRx at fair market value (taking into account customary discounts for restricted securities), and (c) payments specifically committed to the development of Licensed Products, Diagnostic Products or Licensed Services on behalf, or for the benefit of a Sublicensee subject to such payments and their application to such development being available for audit under clause
         5.7 .

         "THIRD PARTY" means any person or entity other than ICIL, Imperial or CytRx and their respective Affiliates.

         "U.S.A." means the United States of America and its territories, possessions and commonwealths.

         "VALID CLAIM" means a claim of an issued and unexpired patent included within the Licensed Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

         "YEAR" means the period of twelve months commencing on the Commencement Date and on each successive anniversary of the Commencement Date and ending on the day before each successive anniversary of the Commencement Date.

1.2 The headings to clauses are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3 Words imparting the singular shall include the plural and vice versa. References to persons include an individual, company, corporation, firm or partnership.

1.4 The words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as any preceding words where a wider construction is possible.

1.5 References to any statute or statutory provisions of the United Kingdom, the USA or the European Union, shall include (i) any subordinate legislation made under it, (ii) any provision which it has superseded or re-enacted (whether with or without modification), and
         (iii) any provision which subsequently supersedes it or re-enacts it (whether with or without modification).

2        GRANT OF LICENCE

2.1 ICIL grants to CytRx and, and for such time as they hold that status, its Affiliates:

         2.1.1 a worldwide, exclusive licence, with the right to grant sublicences, under the Licensed Patents to do all acts which would otherwise infringe the Licensed Patents including, without limitation, the right to Exploit the Licensed Products and Diagnostic Products and provide Licensed Services or otherwise do all acts which would otherwise infringe a Valid Claim of the Licensed Patents; and

         2.1.2 a worldwide, exclusive license, with the right to grant sublicenses in connection with a grant of sublicences of the Licensed Patents, to use the Biological Materials in the Field, including, without limitation, the right to Exploit the Licensed Products and Diagnostic Products and provide Licensed Services; and

         2.1.3 a worldwide, non-exclusive license, with the right to grant sublicenses in connection with a grant of sublicences of the Licensed Patents, to use the Related Technology in the Field, including, without limitation, the right to Exploit the Licensed Products and Diagnostic Products and provide Licensed Services

         (all the licences in this Clause 2.1 being the "LICENCE").

2.2 CytRx and/or its Affiliates grants to ICIL and Imperial an irrevocable, royalty-free, non-assignable (other than to successors in business), non-sublicensable, non-exclusive license for (a) ICIL and Imperial and every employee, student, agent and appointee of Imperial to use the Licensed Patents, Materials and Related Technology solely for internal non-commercial academic research and teaching purposes and (b) for ICIL and Imperial to make the Licensed Patents, Materials and Related Technology available to other academic institutions solely for non-commercial research and teaching purposes under written material transfer agreements that adequately protect any intellectual property rights created through such research; provided that in the case of both (a) and (b) and subject to Clause 2.3, ICIL and/or Imperial shall not jeopardize the confidential nature of any Know-How. Imperial shall have the right to use the Licensed Patents, Materials and Related Technology as enabling technology in non-commercial research projects, including projects which benefit from external funding.

2.3 If Imperial's scientific research activities conducted by the Research Group for non-commercial purposes in relation to the Materials in the Field or Licensed Patents or Improvements licensed to Imperial under Clause 7.2 where such Improvements have been disclosed to the Research Group at Imperial produce information that Imperial wishes to present or publish within twenty four (24) months of the date of this Agreement, then the proposed text shall be disclosed to CytRx in advance of its submission for presentation or publication. CytRx shall have thirty (30) Business Days to review the text during which period the information may not be presented or published. CytRx may suggest amendments or omissions to be made to any proposed text, which Imperial shall reasonably accept, provided that such amendments are reasonably necessary to prevent any commercial damage to CytRx except where failure to publish would materially prevent the advancement of medical science;

2.4 If Imperial's scientific research activities conducted by the Research Group for non-commercial purposes in relation to the:

         2.4.1    Materials within the Field,

         2.4.2    Licensed Patents within the Field; or

         2.4.3 Improvements within the Field licensed to Imperial under Clause 7.2 where such Improvements have been disclosed to the Research Group at Imperial produce information that Imperial wishes to present or publish after twenty four (24) months of the date of this Agreement, then Imperial shall use reasonable efforts to ensure that the proposed text shall be disclosed to CytRx at least thirty (30) days in advance of its submission for presentation or publication.

2.5      Sub-licensing.

         CytRx shall be entitled to grant sub-licences of its rights under the terms and conditions of Clause 2.1 of this Agreement to any person, provided that:

         (a) the sub-licence shall include performance and financial obligations on the sub-licensee which are at least equivalent to the obligations on CytRx under this Agreement;

         (b) the sub-licence shall continue following the termination of this Agreement for any reason as a licence between ICIL and the sub-licensee pursuant to clause 14.5.2, provided that if the royalties and other consideration provided for in the sub-licence are less that that provided for in this Agreement such royalties or other consideration shall be increased to be the same as provided for in this Agreement and further provided that the sub-licensee agrees in writing to such new financial terms and to the substitution of CytRx by ICIL;

         (c) within thirty (30) days of the grant of any sub-licence CytRx shall provide to ICIL a summary of the material terms of the sub-licence and a written agreement from the sub-licensee to be bound by the provisions of this Agreement to the extent applicable;

         (d) except in the case of the continuation of the licence pursuant to Clause 2.5(b) CytRx shall be responsible for any breach of the sub-licence by the sub-licensee, as if the breach had been that of CytRx under this Agreement, and CytRx shall indemnify ICIL against any loss, damages, costs, claims or expenses which are awarded against or suffered by ICIL as a result of any such breach by the sub-licensee; and

         (e) no sub-licence shall carry any right to sub-sub-licence all of the rights granted to CytRx under this Agreement without the consent of ICIL (such consent not to be unreasonably withheld) save that a sub-licence can be sub-licensed for the purposes of manufacture or co-marketing without the consent of ICIL.

2.6 CytRx shall use commercially reasonable endeavours to ensure that all of the Licensed Products marketed by it and its sub-licensees are of satisfactory quality and comply with all material applicable laws in each country. CytRx shall maintain, or cause a CytRx Sublicensee to maintain, adequate product liability insurance from the date of first commercial sale of a Licensed Product for the term of this Agreement.

2.7 CytRx or any CytRx Sublicensees shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Licensed Products sold or supplied, and accordingly CytRx shall indemnify ICIL in the terms of Clause 12.7.

3        MATERIALS

3.1 Within a reasonable time after the Commencement Date Imperial will, at the cost of CytRx, and in accordance with shipping instructions from CytRx, deliver sufficient Materials as set out in Schedule 2 to CytRx at its laboratories in Worcester, Massachusetts, U.S.A. to allow CytRx to develop RIP140 screening assays and functional assays in their own laboratories.

4        CONSIDERATION

4.1 In consideration of the grant of the Licence to CytRx, CytRx shall on signature of this Agreement:

         4.1.1 allot and issue to ICIL, credited as fully paid, {***} shares of common stock in CytRx (the "CONSIDERATION SHARES"); and

         4.1.2    pay ICIL {***} (the "SIGNATURE FEE").

4.2 In the event of a delisting from Nasdaq of the Consideration Shares within the Lock In Period (as defined below):

         4.2.1 the Consideration Shares shall be immediately cancelled and returned to CytRx; and

         4.2.2    CytRx shall pay ICIL {***}.

4.3 The Consideration Shares will rank pari passu in all respects with the existing issued shares of CytRx common stock. CytRx shall cause the consideration shares to be listed on the Nasdaq Small Cap market or such other principal market on which CytRx's common stock is then traded.

4.4 Subject to Clause 4.5, the Consideration Shares shall not be sold, disposed of or otherwise transferred (in whole or part) by ICIL for a period of seven (7) months after the Commencement Date (the "LOCK IN PERIOD"). Any public resale of the Consideration Shares after the Lock In Period will be subject to compliance with all U.S. securities laws, which require the registration of those shares or an applicable exemption from registration, such as the rule known as "Rule 144". CytRx agrees that upon signature of this Agreement, CytRx will use its commercially reasonable best efforts to comply with all U.S. securities laws in order for ICIL to be in a position to execute a public resale of the Consideration Shares immediately after the Lock In Period and will file a registration statement with the US Securities and Exchange Commission covering ICIL's public resale of the Consideration Shares and use its commercially reasonable best efforts to have that registration become effective prior to the end of the Lock In Period. ICIL will provide reasonable assistance to CytRx in this regard .

4.5 The Consideration Shares will be transferable by ICIL to the inventors of the Licensed Patents before the end of the Lock In Period but the inventors will be not be able to further sell, dispose of or transfer such Consideration Shares (in whole or part) during the Lock in Period.

         Milestones

4.6 Subject to Clauses 4.7, 5.4 and 5.5, CytRx shall pay to ICIL the following payments upon achievement of the specified milestones by CytRx or a CytRx Affiliate or a CytRx Sublicensee for the first Licenced Product to reach such milestone:

         Payable upon Initiation of the first Phase I       {***}
         Clinical Trial
         Payable upon Initiation of the first Phase II      {***}
         Clinical Trial
         Payable upon Initiation of the first Phase III     {***}
         Clinical Trial
         Payable upon first grant of Marketing              {***}
         Authorisation in a Major Market

4.7 CytRx shall pay to ICIL {***} of any Sublicensing Revenue. In relation to milestone payments, if {***} of any milestone payment received by CytRx from a CytRx Sublicensee is less than the sum payable by CytRx in respect of the same milestone under Clause 4.6, then CytRx shall pay ICIL the amount set out in Clause 4.6.

4.8 If CytRx is paid any Sublicensing Revenue in the form of non-cash consideration, ICIL and CytRx will meet to agree the value of such non-cash consideration and the {***} proportion payable to ICIL will be paid immediately (unless otherwise agreed between the parties) by CytRx to ICIL, at the option of CytRx, in cash or in kind. If CytRx and ICIL cannot agree, then the issue will be referred to the Expert's Decision Procedure in Schedule 3.

4.9 CytRx shall pay to ICIL {***} of any fees received by CytRx from the provision by CytRx of Licensed Services.

4.10 CytRx shall notify ICIL in writing within thirty (30) days upon the achievement of each milestone set forth in Clause 4.6 and shall make the appropriate milestone payment within thirty (30) days of the achievement of such milestone.

         ROYALTIES

4.11 Subject to Clause 4.12, CytRx shall pay to ICIL a royalty of {***} of Net Sales Value of Licensed Product(s) sold by CytRx or a CytRx Affiliate or a CytRx Sublicensee. CytRx shall only be obliged to pay royalties to ICIL on sales by a CytRx Sublicensee or a CytRx Affiliate on receipt by CytRx of royalty payments from a CytRx Sublicensee or a CytRx Affiliate in respect of such sales.

4.12 Where in addition to the rights licensed by ICIL to CytRx under this Agreement, CytRx (or a CytRx Affiliate or CytRx Sublicensee) requires one or more licences from a Third Party to carry out research in relation to, or Exploit, a Licensed Product (each, a "THIRD PARTY LICENCE") because, absent such Third Party Licence, CytRx's (or a CytRx Affiliate or CytRx Sublicensee's) research relating to, or the Exploitation of, the Licensed Product would infringe a claim of a patent or patent application or other intellectual property of such Third Party, the provisions of this Clause 4.12 shall apply. Any royalty payments on Licensed Products due to such Third Party from CytRx (or a CytRx Affiliate or CytRx Sublicensee) under any Third Party Licence shall be credited against any royalty payments due to ICIL under Clause 4.11, provided however, that under no circumstances shall the aggregate of the set offs in this Clause 4.12 reduce the royalty rate for payments due to ICIL from CytRx under Clause 4.11 to below {***}.

4.13 CytRx shall pay to ICIL a royalty of {***} of Net Sales Value (such definition being varied mutatis mutandis to substitute Diagnostic Products for Licensed Products) of Diagnostic Product(s) sold by CytRx or a CytRx Affiliate or a CytRx Sublicensee. CytRx shall only be obliged to pay royalties to ICIL on sales by a CytRx Sublicensee on receipt by CytRx of royalty payments from a CytRx Sublicensee in respect of such sales.

4.14 All royalties due to ICIL under this Agreement for any Licensed Product shall be payable on a country-by-country basis until the last Valid Claim for that country expires.

4.15 For the purpose of calculating royalties under this Clause 4, a Licensed Product or a Diagnostic Product shall be regarded as sold, leased or licensed by CytRx when invoiced, or if not invoiced, when shipped or delivered by CytRx. If a Licensed Product is transferred to and further sold on by an Affiliate, the royalty on each such Licensed Product shall be calculated on prices at which it is sold by the Affiliate; provided, however, that in no event shall royalty be paid more than once on each Licensed Product.

5        PROVISIONS RELATING TO PAYMENT OF CONSIDERATION

5.1 All sums payable under this Agreement by CytRx shall be paid in US Dollars. For any payment to CytRx (where ICIL is due a share of that payment) and where CytRx receives the payment in a currency other than US Dollars, CytRx will convert the relevant sum due to ICIL into US Dollars. CytRx will use the conversion rate reported in the Wall Street Journal two (2) Business Days before the day on which CytRx pays ICIL.

5.2      Within fifty (50) days of the end of each Quarter (and within fifty
         (50) days of termination of this Agreement) after the First Commercial Sale of each Licensed Product in any country, CytRx shall prepare a statement which shall show on a country-by-country basis for the previous Quarter all monies due to ICIL under Clause 4.11. That statement shall include details of Net Sales Value showing the country of the sales and the total Net Sales Value on a Licensed Product by Licensed Product and/or Diagnostic Product by Diagnostic Product basis together with the quantities sold in such country and shall be submitted to ICIL within such fifty (50) day period together with remittance of the monies due.

5.3 All lump sum payments under this Agreement (including the Signature Fee and milestone payments) shall be paid by CytRx within thirty (30) days of the due date (which in the case of milestone payments shall be in accordance with Clause 4.10).

5.4 If the US$/L rate exceeds 2.00:1.00 at the time that a milestone payment is due under Clause 4.10 then that milestone payment will be increased using the following formula:

         5.4.1 If the US$/L rate (as shown in the Wall Street Journal averaged over the five Business Days before that milestone payment is due under Clause 4.10) is between 2.0001 and 2.1000 then the appropriate milestone payment set out in Clause 4.6 will be increased by seven and a half percent (7.5%);

         5.4.2 If the US$/L rate (as shown in the Wall Street Journal averaged over the five Business Days before that milestone payment is due under Clause 4.10) is between 2.1001 and 2.2000 then the appropriate milestone payment set out in Clause 4.6 will be increased by twelve percent (12.0%);

         5.4.3 If the US$/L rate (as shown in the Wall Street Journal averaged over the five Business Days before that milestone payment is due under Clause 4.10) is between 2.2001 and 2.3000 then the appropriate milestone payment set out in Clause 4.6 will be increased by sixteen percent (16.0%); and

         5.4.4 If the US$/L rate (as shown in the Wall Street Journal averaged over the five Business Days before that milestone payment is due under Clause 4.10) increases above 2.3000 then the appropriate milestone payment set out in Clause 4.6 will be not be increased by more than sixteen percent (16.0%).

5.5 If the US$/L rate goes below 1.700:1.000 at the time that a milestone payment is due under Clause 4.10 then that milestone payment will be decreased using the following formula:

         5.5.1 If the US$/L rate (as shown in the Wall Street Journal averaged over the five Business Days before that milestone payment is due under Clause 4.10) is between 1.69999 and
                  1.69000 then the appropriate milestone payment set out in Clause 4.6 will be decreased by seven and a half percent (7.5%);

         5.5.2 If the US$/L rate (as shown in the Wall Street Journal averaged over the five Business Days before that milestone payment is due under Clause 4.10) is between 1.68999 and
                  1.68000 then the appropriate milestone payment set out in Clause 4.6 will be decreased by twelve percent (12.0%);

         5.5.3 If the US$/L rate (as shown in the Wall Street Journal averaged over the five Business Days before that milestone payment is due under Clause 4.10) is between 1.67999 and
                  1.67000 then the appropriate milestone payment set out in Clause 4.6 will be decreased by sixteen percent (16.0%); and

         5.5.4 If the US$/L rate (as shown in the Wall Street Journal averaged over the five Business Days before that milestone payment is due under Clause 4.10) falls below 1.67:1 then the appropriate milestone payment set out in Clause 4.6 will not be decreased by any more than sixteen percent (16.0%).

5.6 All payments shall be made free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever and/or as far as is legally possible in respect of any taxes imposed by or under the authority of any government or public authority. Any tax (other than VAT) which CytRx is required to pay or withhold in respect of the payments to be made to ICIL hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, CytRx shall give ICIL reasonable assistance, which shall include the provision of such documentation as may be required by any revenue authority and other revenue services, as may be necessary to enable ICIL to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax.

5.7 CytRx shall keep and shall procure that CytRx Sublicensees keep true and accurate records and books of account containing all data necessary for the production of the royalty statements under Clause 5.2 and the calculation of the amounts payable by it to ICIL pursuant to this Agreement. Those records and books of account shall be kept for two (2) years following the end of the Year to which they relate. Upon ICIL's written request and, except as set forth in Clause 5.7.6, at ICIL's expense, a firm of independent certified accountants appointed by ICIL (which accountants shall not have performed auditing or other services for any Party or their Affiliates):

         5.7.1 shall be given access to and shall be permitted to examine and copy any books and records of CytRx, its Affiliates Sublicensees at all reasonable times on Business Days in a manner calculated so as not to disturb the business affairs of the auditee for the purpose of certifying that the Net Sales Value or other relevant sums calculated by CytRx, its Affiliates and Sublicensees during any Year and previous Years were reasonably calculated, true and accurate or, if this is not their opinion, certify the Net Sales Value figure or other relevant sums for such period which in their judgment is true and correct;

         5.7.2 the examination in Clause 5.7.1 may cover books and records that are in existence and currently held by Cytrx, its Affiliates or Sublicensees at the date of the inspection;

         5.7.3 prior to any such examination taking place, such firm of accountants shall undertake to CytRx that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including ICIL, but shall only use the same for the purpose of calculations which they need to perform in order to issue the certificate to which this Clause envisages;

         5.7.4 any such access examination and certification shall occur no more than once per Year, save that in the event that the certification of the accountant shows that CytRx has underpaid sums to ICIL by more than the greater of five thousand US Dollars ($5,000) and five percent (5%) of the amount properly owing, such access, examination and certification shall occur no more than twice in the Year following the certification of such discrepancy;

         5.7.5 CytRx and CytRx Sublicensees shall make available personnel to answer queries on all books and records required for the purpose of that certification; and

         5.7.6 the cost of the accountant shall be the responsibility of CytRx if the certification shows it to have underpaid monies to ICIL by more than the greater of five thousand US Dollars ($5,000) and five percent (5%) of the amount properly owing, or shall be the responsibility of ICIL otherwise.

5.8 If the accountant concludes that additional royalties or other sums under this Agreement were owed for the two (2) year period prior to the inspection, CytRx shall pay the additional royalties or other sums within thirty (30) days of the date ICIL delivers to CytRx such accountant's written report so concluding. No additional royalties or other sums under this Agreement shall be payable by CytRx in relation to any period more than two (2) years before any inspection. In the event that the accountant concludes that there has been an overpayment of royalties or other sums under this Agreement, then subject to

         Clause 14.5.5, the amount of the overpayment shall be credited against the next and any following royalty or milestone payments of CytRx under this Agreement.

5.9 No royalties payable by CytRx to ICIL shall be refundable or creditable against any other sum payable by CytRx to ICIL under this Agreement.

5.10 All payments due to ICIL under the terms of this Agreement are expressed to be exclusive of value added or other sales tax howsoever arising.

5.11 All payments made to ICIL under this Agreement shall be made to the bank account of ICIL as notified by ICIL to CytRx from time to time.

6        CONDUCT IN RELATION TO THE FIELD

6.1 CytRx shall, at its own expense, use Reasonable Commercial Efforts to develop and commercialise at least one Licensed Product (being either a product directed at the treatment or prevention of obesity or a product directed at the treatment or prevention of diabetes or a product directed at the treatment or prevention of both clinical indications) under the Licence. For the purposes of this Clause 6.1 "REASONABLE COMMERCIAL EFFORTS" shall mean efforts which are similar to the efforts used by CytRx in pursuing the development, commercialisation and marketing of other products under similar commercial circumstances that have similar commercial value, status and potential to the Licensed Product in question. In the event that CytRx has not developed any other products under similar commercial circumstances that have similar commercial value, status and potential to the Licensed Product in question then the efforts of CytRx shall be those employed by similar companies to CytRx in terms of their size and financial resources. Notwithstanding the foregoing, and for the avoidance of doubt, CytRx shall not be required by this Clause 6.1 or otherwise to continue with its commercialisation or development efforts of any Licensed Product in any country if for safety, efficacy, technical or reasonable business reasons it decides in good faith to abandon the same.

6.2 CytRx shall provide a report to ICIL on each anniversary of the Commencement Date which shall be deemed Confidential Information and shall include:

         6.2.1 the status and any outcomes of research and development carried out by CytRx, any CytRx Affiliate or CytRx Sublicensee in the Field;

         6.2.2 a general statement on the progress of the development by CytRx,any CytRx Affiliate or CytRx Sublicensee of Licensed Products;

         6.2.3 in addition to CytRx's ongoing obligation under Clause 4.10, confirmation of the achievement of any of the milestones in Clause 4.6 by CytRx, its Affiliates or Sublicensees; and

         6.2.4 following the payment of the milestone payment payable upon Initiation of the first Phase II Clinical Trial a commercialisation plan showing all past, current and proposed actions by CytRx, a CytRx Affiliate of CytRx Sublicensee to market any Licensed Product that has reached at least the Initiation of a Phase II Clinical Trial.

6.3 Any failure by CytRx, a CytRx Affiliate or CytRx Sublicensee to comply with a timetable or action set out in a report under Clause 6.2 shall not of itself be deemed to be a failure to employ Reasonable Commercial Efforts.

6.4 ICIL's receipt of any report under Clause 6.2 shall not be taken to waive or qualify the Licensee's obligations under Clause 6.1

7        IMPROVEMENTS TO THE LICENSED PATENTS.

7.1 Both Severable Improvements and Non-Severable Improvements made by CytRx and any Patent Rights therein ("CYTRX FOREGROUND Improvements") will be owned by CytRx. CytRx shall have responsibility for filing any Patent Rights relating to CytRx Foreground Improvements and shall own any subsequent patents. Except as set forth in Clause 7.2, Imperial and ICIL shall have no rights in CytRx Foreground Improvements or be entitled to any additional payments with respect to CytRx's exploitation of the CytRx Foreground Improvements.

7.2 CytRx will notify ICIL of all Non-Commercially Sensitive CytRx Foreground Improvements which are limited to Non-Severable Improvements (after CytRx has taken all steps it believes necessary to protect such Improvements). Upon such notification CytRx will grant to Imperial a royalty-free non-exclusive, non-sublicensable, world-wide licence to use such Non-Severable Improvements solely for the purpose of teaching and scientific research for non-commercial purposes.

7.3 Both Severable Improvements and Non-Severable Improvements made by Imperial and any Patent Rights therein ("IC FOREGROUND Improvements") will be owned by ICIL. Imperial's obligations set out in Clause 2.3 in relation to the publication of its results shall apply to all IC Foreground Improvements arising from the Research Group.

7.4 For 24 months after the date of this Agreement, ICIL and/or Imperial shall notify CytRx of all Severable and Non-Severable Improvements arising from the Research Group promptly after they are created, the date that such notification is received by CytRx being the "NOTIFICATION DATE".

7.5 If under Clause 7.4 ICIL notifies CytRx of the creation of a Non-Severable Improvement made by Imperial it shall also state in such notice whether or not it intends to patent such Non-Severable Improvement. CytRx shall within forty five (45) days of the Notification Date inform ICIL whether it wishes to takes a licence of such Non-Severable Improvement.

7.6 If CytRx does not reply within such forty five (45) day period or states that it does not wish to take a licence of the Non-Severable Improvement then ICIL shall be free to Exploit, license or assign such Non-Severable Improvement as it sees fit.

7.7 If CytRx notifies ICIL in accordance with Clause 7.5 that it wishes to take a licence of such Non-Severable Improvement and ICIL has indicated that it intends to file a patent on such Non-Severable Improvement then ICIL will be entitled to control in its sole discretion the prosecution of any Patent Rights relating to such Non-Severable Improvement, and such control shall include, but not be limited to, deciding which patent attorney shall have the conduct of the prosecution, what claims to prosecute and the terms of such claims, which countries in which to file for Patent Rights, the conduct of any defence to an opposition (if any) and whether to appeal any decision. Such Patent Rights will become part of the Licensed Patents and will be automatically licensed to CytRx under Clause 2.1.1 of this Agreement provided that such licence will be limited to the Field. ICIL and CytRx will decide what proportion of the patenting costs associated with the prosecution of such Patent Rights will be paid by either Party, which will be dependant on factors such as the scope of the claims and their relationship to the subject matter of this Agreement and the benefit that each Party is likely to obtain from such patent protection. In default of agreement the dispute will be subject to the dispute resolution procedure in Clause 11.

7.8 If CytRx notifies ICIL in accordance with Clause 7.5 that it wishes to take a licence of such Non-Severable Improvement and ICIL has indicated that it does not intend to file a patent on such Non-Severable Improvement and CytrX believes that the Non-Severable Improvement should be patented then:

         7.8.1 ICIL shall file for Patent Rights in relation to such Non-Severable Improvement and shall own all subsequent Patents Rights; and

         7.8.2    the length of time that publication is delayed under Clause
                  2.3 in relation to any such Improvement shall be extended by thirty (30) Business Days to a total of sixty (60) Business Days.

7.9 CytRx will be entitled to control in its sole discretion the prosecution of any Patent Rights filed under Clause 7.8.1, and such control shall include, but not be limited to, deciding which patent attorney shall have the conduct of the prosecution, what claims to prosecute and the terms of such claims, which countries in which to file for Patent Rights, the conduct of any defence to an opposition (if any) and whether to appeal any decision. If ICIL file and prosecute the Patent Rights then CytRx will within 30 days or receipt of an invoice from ICIL, pay the patenting costs associated with the filing and prosecution of such Patent Rights and such Patent Rights will become part of the Licensed Patents and will be automatically licensed to CytRx under Clause 2.1.1 of this Agreement.

7.10 If CytRx notifies ICIL in accordance with Clause 7.5 that it wishes to take a licence of such Non-Severable Improvement and neither ICIL nor CytRx wishes to patent such

         Non-Severable Improvement then it will be automatically licensed to CytRx (a) to the extent that it falls within the scope of a Valid Claim of the Licensed Patents under Clause 2.1.1 of this Agreement in addition to the Licensed Patents, and to extent that it does not falls within the scope of a Valid Claim of the Licensed Patents under clauses
         2.1.2 or 2.1.3 as appropriate depending on the nature of the Improvement.

7.11 ICIL grants CytRx a first right to be granted a worldwide, exclusive licence to commercialise any Severable Improvements in the Field to the Licensed Patents made by Imperial and notified to CytRx under Clause 7.4, where such Severable Improvements are unencumbered by any rights of any Third Party. In relation to any Severable Improvement CytRx shall notify ICIL within sixty (60) Business Days of the Notification Date for that Severable Improvement (the "DECISION PERIOD") whether or not it wishes to take a licence of such Severable Improvement. If CytRx notifies ICIL that it does wish to take a licence then the parties will negotiate in good faith to agree terms. If:

         7.11.1 CytRx notifies ICIL that it does not wish to take a licence of such Severable Improvement; or

         7.11.2   CytRx does not notify ICIL within the Decision Period; or

         7.11.3 the Parties cannot agree the terms of a licence to such Severable Improvement within six (6) months of the end of the Decision Period (the "NEGOTIATION PERIOD")

         then ICIL will be free, subject to Clause 7.12, to license or assign the Severable Improvement to a Third Party.

7.12 If a Third Party makes a genuine offer to take a licence or an assignment of a Severable Improvement that ICIL is free to license or assign under Clause 7.11 (a "THIRD PARTY OFFER") (in circumstances where CytRx and ICIL have previously failed to agree terms under 7.11.3) within a period of twenty four (24) months from the end of the Negotiation Period then ICIL will notify CytRx immediately and CytRx will have the option to match the Third Party Offer within forty-five
         (45) days of being so notified. If CytRx does match the offer then it shall be granted a licence or assignment of the Severable

         Improvement provided that it executes a licence or assignment agreement within forty-five (45) days (or such longer period agreed by the Parties) of being notified by ICIL of the Third Party Offer. The Parties will use reasonable endeavours to agree and execute the licence or assignment agreement within the three (3) month period. If the Parties do not execute a licence or assignment agreement in respect of the Severable Improvement within the three (3) month period then ICIL will be free to license or assign the Severable Improvement to a Third Party without any further reference to CytRx.

8        IMPROVEMENTS TO THE MATERIALS

8.1 If the Research Group at Imperial creates an Improvement to the Biological Materials within 24 months of the date of this Agreement then such Improvement will be owned by ICIL and become part of the Biological Materials. It will be exclusively licensed to CytRx for the Field under the terms of Clause 2.1.2 of this Agreement and Imperial will supply CytRx with a reasonable quantity of such Biological Materials within a reasonable time of notification of the Improvement under Clause 7.4.

8.2 If the Research Group at Imperial creates an Improvement to the Related Technology within 24 months of the date of this Agreement then such Improvement will become part of the Related Technology and will be non-exclusively licensed to CytRx for the Field under the terms of Clause 2.1.3 of this Agreement.

8.3 Any Improvement made by CytRx to the Materials and any Patent Rights therein ("CYTRX MATERIALS IMPROVEMENTS") will be owned by CytRx. CytRx shall have responsibility for filing any Patent Rights relating to CytRx Materials Improvements and shall own any subsequent patents.

9        PROSECUTION OF THE PATENTS

9.1 Subject to Clause 9.3, CytRx will control in its sole discretion the prosecution of any Patent Rights included within the Licensed Patents. Such control shall include, but not be limited to, deciding which patent attorney shall have the conduct of the prosecution, what claims to prosecute and the terms of such claims, the conduct of any defence to an opposition (if any) and whether to appeal any decision.

9.2 Subject to Clause 9.4, CytRx shall only be obliged to prosecute the Licensed Patents within the Patenting Territories but it may at its sole discretion prosecute the Licensed Patents outside such territories. CytRx and its Affiliates and Sublicensees shall not conduct screening activities relating to the identification of Licensed Products or Diagnostic Products outside of the Patenting Territories.

9.3 CytRx will not narrow any claims, or abandon any patent applications within the Licensed Patents in any Patenting Territory without the consent of ICIL, such consent not to be unreasonably withheld or delayed.

9.4 If CytRx does not wish to apply for, maintain or register Patent Rights in connection with the Licensed Patents in one or more of the Patenting Territories then ICIL shall not unreasonably withhold its consent to the removal of such country from the list of Patenting Territories. ICIL shall have the right to file, maintain or register patent applications at its own expense in such country so removed, and such applications and resultant patents shall not be subject to this Agreement.

9.5 CytRx will pay for all ongoing and future patent expenses in relation to the Licensed Patents prosecuted under Clause 9.1 incurred from the Commencement Date until termination or expiry of the Agreement and will instruct and settle all costs directly with the relevant patent agents or other bodies requiring payment for patent expenses or maintenance fees as authorized by a letter of instruction from ICIL.

9.6 CytRx shall be entitled to register this licence, if possible in abbreviated form, in whichever territories it wishes. Imperial and ICIL shall provide all reasonable assistance to CytRx to:

         9.6.1    register this Agreement throughout the world; and

         9.6.2    prosecute any Patent Rights within the Licensed Patents

         including, without limitation, providing scientific support and advice, providing laboratory notebooks and signing further documentation and handing over any current files relating to the prosecution of the Licensed Patents. CytRx will meet Imperial's and

         ICIL's reasonable out of pocket external legal costs and travel expenses incurred in providing such assistance.

10       PROCEEDINGS RELATING TO THE LICENSED PATENTS

10.1 Each Party shall notify the other promptly during the term of the Agreement if it becomes aware of:

         10.1.1 any proceedings or applications emanating from a Third Party challenging the validity or enforceability of the Licensed Patents including, without limitation, any revocation, interference or opposition proceedings; or

         10.1.2 a Third Party taking or threatening to take any proceedings for infringement of any patents of that Third Party by reason of CytRx's or CytRx Sublicensees' operation of the Licensed Patents or the manufacture, use or sale of Licensed Products; or

         10.1.3 any patent infringement or potential patent infringement of the Licensed Patents by a Third Party (all such proceedings in Clauses 10.1.1 to 10.1.3 being "ACTIONS").

10.2 CytRx shall have the first right at its sole discretion and cost to conduct (or have a CytRx Sublicensee conduct) any lawsuits, claims or proceedings relating to any Actions. ICIL and Imperial shall provide CytRx (or the CytRx Sublicensee) with all reasonable assistance in relation to any such lawsuits, claims or proceedings and shall, if necessary, consent to be joined as a party to them.

10.3 If CytRx (or the CytRx Sublicensee) does not bring or defend any Action within ninety (90) days of the date that such Action is first notified by one Party to both of the other Parties then ICIL can bring or defend such Action and CytRx and Imperial shall provide reasonable assistance to ICIL at ICIL's cost. ICIL can require CytRx to grant a sublicence under this Agreement to any infringer that is the subject of an Action brought by ICIL under this Clause 10.3, provided that the terms of such sub-licence are reasonably acceptable to CytRx and Imperial.

10.4 If CytRx brings proceedings against a Third Party for infringement of the Licensed Patents, or any of them, and ICIL is joined in as a party to such proceedings then ICIL will have the option to pay two percent (2%) of the legal costs associated with such proceedings including two percent (2%) of any costs awarded against the Parties. If ICIL exercises this option then it will share any damages awarded (after all patenting costs incurred in relation to the Licensed Patents at the point that the damages are awarded have been deducted from such damages and paid to the Party who incurred such patenting costs) in the proportion ninety eight percent (98%) to CytRx and two percent (2%) to ICIL. If CytRx pays all the legal costs it shall retain all the damages awarded.

10.5 If ICIL brings proceedings against a Third Party for infringement of the Licensed Patents, or any of them, and CytRx is joined in as a party to such proceedings then CytRx will have the option to pay half the legal costs associated with such proceedings including half of any costs awarded against the Parties. If CytRx exercises this option then it will share any damages awarded (after all patenting costs incurred in relation to the Licensed Patents at the point that the damages are awarded have been deducted from such damages and paid to CytRx) in the proportion fifty per cent (50%) to CytRx and fifty percent (50%) to ICIL. If ICIL pays all the legal costs it shall retain all the damages awarded.

11       DISPUTE RESOLUTION PROCEDURE

11.1 The Parties will use all reasonable endeavours to resolve disputes arising out of this Agreement. The Parties may refer any dispute to the CEO of CytRx and Managing Director of ICIL, who shall co-operate in good faith to resolve the dispute as amicably as possible within 15 Business Days of the dispute being referred to them.

11.2 If the CEO of CytRx and Managing Director of ICIL fail to resolve the dispute in the allotted time, the Parties may within that period on the written request of both Parties agree in writing to enter into an alternative dispute resolution procedure with the assistance of a mediator agreed by the parties or, in default of such agreement appointed by the Centre for Dispute Resolution, Harbour Exchange Square, London.

11.3 If the alternative dispute procedure fails to resolve the dispute then the dispute will be resolved by arbitration in accordance with Clause 26.

12       REPRESENTATIONS AND WARRANTIES

12.1 Each Party represents, warrants, undertakes and agrees for the benefit of the other that:

         12.1.1   it has full power to enter into and perform this Agreement;

         12.1.2 so far as it is aware the execution and delivery of this Agreement and the performance of and compliance with its terms and provisions will not:

                  (i) conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is bound or with its memorandum and articles of association or certificate of incorporation; or

                  (ii) conflict with or result in a breach of any law, regulation or order of any court.

12.2     ICIL represents, warrants, undertakes and agrees that:

         12.2.1 full and accurate details of all registrations of and applications for registration of the Licensed Patents as at the Commencement Date are set out Schedule 1;

         12.2.2 to the best of its actual knowledge (and without having made any special enquiries) it is the sole legal and beneficial owner of the Licensed Patents and Materials;

         12.2.3 to the best of its actual knowledge (and without having made any special enquiries) it does not know of any reason why the Patent Application will not be granted at least in part and with commercially significant claims or any Patent Rights based on it will not be granted in any country;

         12.2.4 to the best of its actual knowledge (and without having made any special enquiries) it does not know of any activities carried out now by any Third Party which if carried out after any of the Licensed Patents are granted would infringe such Licensed Patents;

         12.2.5 to the best of its knowledge (and without having made any special enquiries) it does not own nor is it licensed to use any intellectual property that relates to RIP140 in the area of obesity or diabetes other than the Licensed Patents;

         12.2.6 to the best of its knowledge (and without having made any special enquiries) it does not own nor is it licensed to use any intellectual property that:

                  (a) would prevent CytRx Exploiting the rights granted under this Agreement; or

                  (b) would result in CytRx being liable to pay a royalty or any other sum, in addition to the sums set out in Clause 4 above, to Exploit the Licensed Patents or Materials; or

         12.2.7 to the best of its actual knowledge and without having conducted any special enquiries, all necessary registration, maintenance and renewal fees currently due in connection with the Licensed Patents have been made and all necessary documents and certificates in connection with such Licensed Patents have been filed with the relevant patent or other authorities in the United Kingdom for the purposes of maintaining such Licensed Patents;

12.3 Imperial represents, warrants, undertakes and agrees that it will use its best endeavours to ensure that any Biological Materials supplied to CytRx under this Agreement are in accordance with the description of such Biological Materials. If they are found by CytRx not be in accordance with such description then, without prejudice to any other rights accrued by CytRx as a result of the breach of Imperials obligation in this Clause 12.3, Imperial will use its best endeavours to provide Biological Materials in accordance with the description.

12.4 Without limiting the scope of Clause 12.2 and 12.3, ICIL does not give any warranty, representation or undertaking:

         12.4.1 as to the efficacy, scope or usefulness of the Licensed Patents or Materials; or

         12.4.2 except as expressly set forth in clause 12.2.6 that the use of any of the Licensed Patents or Related Technology, the manufacture, sale or use of the Licensed Products or the exercise of any of the rights granted under this Agreement after the date of this Agreement will not infringe any other intellectual property or other rights of any other person; or

         12.4.3 that the Licensed Patents or Materials or any other information communicated by ICIL to CytRx under or in connection with this Agreement will produce Licensed Products of satisfactory quality or fit for the purpose for which CytRx intended; or

         12.4.4 subject to Clause 10.2, as imposing any obligation on ICIL to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Licensed Patents; or

         12.4.5 as imposing any liability on ICIL in the event that any third party supplies Licensed Products to end-user customers.

12.5 CytRx acknowledges that the Materials and Related Technology are at an early stage of development. Accordingly, but subject to Clause 12.3, specific results cannot be guaranteed and any results, materials, information or other items (together "Delivered Items") provided under this Agreement are provided "as is" and without any express or implied warranties, representations or undertakings other than that the Delivered Items have been created and provided in good faith. As examples, but without limiting the foregoing, ICIL does not give any warranty that Delivered Items are of merchantable or satisfactory quality, are fit for any particular purpose, or are viable, uncontaminated, safe or non-toxic.

12.6 Except as expressly stated in this Clause 12, no representations, or warranty whatsoever are made or given by or on behalf of the Parties.

12.7 Subject always to the provisions of Clause 12.11, CytRx shall indemnify ICIL and Imperial against any loss, damages, costs, expenses or other liabilities which are awarded against or incurred by ICIL and Imperial as a result of any claim or threatened claim against them by a Third Party concerning the use by CytRx, its Affiliates or any of its sub-licensees of the Licensed Patents or Materials or otherwise in connection with the manufacture, use or sale of or any other dealing in any of the Licensed Products by CytRx or its Affiliates or any of its sub-licensees (hereinafter a "CLAIM"), provided:

         12.7.1 CytRx shall not be obligated to indemnify ICIL and/or Imperial under this Clause if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the Claim was the result of the negligence, failure to reasonably act or wilful misconduct of any employee or agent of ICIL and/or Imperial or the conduct of any activity to be performed by ICIL and/or Imperial pursuant to this Agreement; and

         12.7.2 CytRx shall have no obligation under this Clause 12.7 unless ICIL and/or Imperial:

                  (a) gives CytRx prompt written notice of any Claim for which it seeks to be indemnified under this Agreement;

                  (b) CytRx is granted full authority and control over the defence (at the cost of CytRx), including settlement, against such Claim; and

                  (c) ICIL and/or Imperial co-operates as reasonably required with CytRx and its agents in defence of such Claim at the cost of CytRx.

12.8 Imperial and/or ICIL shall have the right to participate in the defence of any such Claim referred to in Clause 12.7 utilising attorneys of its choice at its own cost and expense, provided, however, that CytRx shall have full authority and control to handle any such Claim, including any settlement or other disposition thereof, for which the ICIL and/or Imperial seeks indemnification under Clause 12.7.

12.9 CytRx undertakes to make no claim against any employee, student, agent or appointee of ICIL or Imperial, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this Agreement or its subject matter save that CytRx can apply for injunctive relief in relation to an employee, student, agent or appointee of ICIL or Imperial if they have (or are threatening to) wilfully disclose any Confidential Information under this Agreement.

12.10 In any event, the maximum liability of ICIL to CytRx under or otherwise in connection with this Agreement or its subject-matter shall not exceed the return of all monies paid by CytRx under this Agreement, together with interest on the balance of such monies from time to time outstanding, accruing from day to day at the National Westminster Bank plc base rate from time to time in force.

12.11 Notwithstanding any other provision of this Agreement, no Party shall be liable to any other Party to this Agreement in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by that other party or its Affiliates of an indirect or consequential nature including without limitation any economic loss or other loss of turnover, profits, business or goodwill.

13       CONFIDENTIALITY

13.1     The Parties each undertake and agree to:

         13.1.1 only use the Confidential Information for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

         13.1.2 ensure that only those of its officers and employees who are directly concerned with the carrying out of this Agreement have access to the Confidential Information on a strictly applied "need to know" basis and are informed of the secret and confidential nature of it;

         13.1.3 keep the Confidential Information secret and confidential and not to directly or indirectly disclose or permit to be disclosed the same to any Third Party excluding any consultants or other advisors for any reason without the prior written consent of the Disclosing Party;

13.2 Subject to clause 24, the Parties each agree not to disclose any of the terms of this Agreement or its existence to any Third Party without the prior consent of the other Party, except as may be required by law or to fulfil any other obligations under this Agreement.

13.3 The obligations of confidence referred to in Clause 13.1 shall not extend to any Confidential Information which:

         13.3.1 is or becomes generally available to the public otherwise than by reason of breach by a Recipient Party of the provisions of this Clause;

         13.3.2 is known to the Recipient Party and is at its free disposal (having been generated independently by the Recipient Party or a Third Party in circumstances where it has not been derived directly or indirectly from the Disclosing Party's Confidential Information prior to its receipt from the Disclosing Party provided that evidence of such knowledge is furnished by the Recipient Party to the Disclosing Party within 28 days of receipt of that Confidential Information);

         13.3.3 is subsequently disclosed to the Recipient Party without obligations of confidence by a Third Party owing no such obligations to the Disclosing Party in respect of that Confidential Information; or

         13.3.4 is required by law to be disclosed (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the Disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the Disclosing Party with a view to agreeing timing and content of such disclosure.

13.4 All Confidential Information disclosed by one Party to the other shall remain the property of the Disclosing Party. In the event that a court or Competent Authority assumes partial or complete control over the assets of a Recipient Party based on the insolvency or bankruptcy of that Party, the Recipient Party shall:

         13.4.1   promptly notify such court or Competent Authority:

         (a) that Confidential Information received from the Disclosing Party under this Agreement remains the property of the Disclosing Party; and

         (b)      of the confidentiality obligations under this Agreement; and

         13.4.2 to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the Disclosing Party's Confidential Information and to ensure that the court or Competent Authority maintains that Confidential Information in confidence in accordance with this Agreement.

13.5 The obligations of the Parties under Clause 13.1 to 13.4 shall survive the expiration or termination of this Agreement for whatever reason for a period of 7 years.

13.6 The Parties understand and agree that remedies in damages may be inadequate to protect against any breach of any of the provisions of this Clause 13 by either Party or their employees, officers or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to seek the granting of interim and final injunctive relief by a court of competent jurisdiction in the discretion of that court against any action that constitutes any breach of this Clause without the necessity of posting a bond or proving damages.

14       DURATION AND TERMINATION

14.1 The term of this Agreement shall extend to the expiry of the last Valid Claim in any country or the earlier termination of this Agreement in accordance with Clauses 14.2 or 14.3 below.

14.2 CytRx shall have the right to terminate this Agreement upon three (3) months written notice.

14.3 CytRx shall have the right to terminate the Agreement and the Licence forthwith in the event that:

         (a) ICIL or Imperial commit a material or persistent breach of any of their material obligations under this Agreement which is incapable of remedy; or

         (b) ICIL or Imperial fail to remedy, where it is capable of remedy, or persists in any breach of any of their obligations under this Agreement after having been required in writing to remedy or desist from such breach within a period of sixty
                  (60) days of receipt of a notice from CytRx detailing such breach and of its intention to exercise its rights under this Clause.

14.4 ICIL shall have the right to terminate the Agreement and the Licence forthwith in the event that:

         (a) CytRx commits a material or persistent breach of any of its material obligations under this Agreement which is incapable of remedy; or

         (b) CytRx fails to remedy, where it is capable of remedy, or persists in any material breach of any of its obligations under this Agreement after having been required in writing to remedy or desist from such breach within a period of sixty
                  (60) days of receipt of a notice from ICIL detailing such breach and of its intention to exercise its rights under this Clause.

14.5     Upon termination or expiry of this Agreement for any reason whatsoever:

         14.5.1 the relationship of the Parties hereunder shall cease save as (and to the extent) expressly provided for in this Clause 14.5;

         14.5.2 ICIL shall grant licences to each CytRx Sublicensee on the equivalent terms as those set out in this Agreement which will allow such CytRx Sublicensee to continue to Exploit or use the rights granted to it by CytRx under this Agreement (with no obligation for CytRx to make payments to ICIL based on sales of Licensed Products by the CytRx Sublicensee), provided always that the termination of this Agreement was not caused directly or indirectly by a CytRx

                  Sublicensee in which case ICIL shall have no obligation under this Clause 14.5.2 with respect to such CytRx Sublicensee;

         14.5.3 CytRx and any CytRx Sublicensee shall be entitled to fulfill any orders which, as at the date of termination, they are contracted to fulfill and otherwise sell or dispose of any stock which is in their possession, custody or control at the date of termination provided that CytRx shall pay royalties on such sales on the terms of this Agreement. Within six (6) months of the date of expiry or termination of this Agreement, CytRx will return to ICIL or dispose of all Materials or Related Technology in its possession and cease to Exploit Licensed Products which incorporate Biological Materials that have been provided to CytRx under this Agreement by ICIL or Imperial, provided that, following termination of this Agreement by CytRx, CytRx may continue to Exploit Licensed Products subject to CytRx continuing to comply with the provisions of Clauses 4 and 5 relating to the payment of milestones and royalties and Clauses 12.7 to 12.11. If following termination of this Agreement CytRx does so continue to Exploit Licensed Products in any country where there is no Valid Claim still in force the royalty payable pursuant to Clause 4 on Licensed Products sold in that country will be reduced by fifty (50) per cent;

         14.5.4 CytRx shall have no obligation to prosecute, maintain or enforce the Licensed Patents and any patented Non-Severable Improvements and shall transfer to ICIL all right and title to the Licensed Patents, any patented Non-Severable Improvements and intellectual property rights in any Related Technologies; and

         14.5.5 Any overpayments made by CytRx to ICIL, that have not been credited against royalties or other amounts payable by CytRx to ICIL under Clause 5.8 will become immediately due and payable by ICIL to CytRx.

14.6 The obligation to make payments under this Agreement with respect to any period prior to its expiry or termination shall survive the expiry or termination of this Agreement.

14.7 Termination of this Agreement for whatever reason shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of termination including without limitation the right to recover damages against each other and all provisions which are expressed or are implied to survive this Agreement shall remain in full force and effect.

15       COMMERCIALISATION OPTION

15.1 Following termination of this Agreement, if CytRx notifies in writing ICIL (an "OPTION NOTICE") that it no longer wishes to develop and/or market a Licensed Product for the treatment of obesity (an "OPTION PRODUCT") ICIL will have a first right to take over the development of such an Option Product and to purchase from CytRx at a commercially reasonable rate all information, data, intellectual property, Know-How, regulatory approval data, marketing authorisations relating to it.

15.2 If ICIL notifies CytRx in writing within thirty (30) days of the Option Notice that it wishes to enter into negotiations to take over the development of such an Option Product and to purchase the rights set out in Clause 15.1, then the Parties will promptly enter into negotiations to agree terms.

15.3     The value of the Option Product will be based on:

         15.3.1 the direct costs incurred by CytRx in developing the product up to the date of any agreement between CytRx and ICIL to transfer the development of such a Licensed Product and to purchase the rights set out in Clause 15.1; and

         15.3.2 a premium to take account of the risk taken by CytRx in developing the Option Product up to that point, the likelihood of the product reaching the market and its potential sales. The valuation of the Option Product shall be carried out by the Parties according to reasonable and mutually agreed principles at the time that ICIL notifies CytRx that it wishes to enter into negotiations.

15.4 If the negotiations described in Clause 15.2 do not result in an executed agreement within seven (7) months of the date of the Option Notice then CytRx will be free to negotiate with a Third Party and dispose to them the Option Product and all information, data, intellectual property, Know-How, regulatory approval data, marketing authorisations relating to it.

15.5 If ICIL notifies CytRx in writing within thirty (30) days of the Option Notice that it does not wish to enter into negotiations, or does not respond within such thirty (30) day period, then CytRx will be free to negotiate with a Third Party and dispose to them the Option Product and all information, data, intellectual property, Know-How, regulatory approval data, marketing authorisations relating to it.

16       ASSIGNMENT

16.1 This Agreement may not be assigned by either Party without the prior written consent of the other Party (such consent not to be unreasonably withheld and such consent or refusal of consent to be given within 30 days of a request), except that either Party may assign the Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of the Agreement, with prompt notice to the other party of any such assignment. The Agreement shall inure to the benefit of and be binding upon the Parties and their respective lawful successors and assigns.

17       FORCE MAJEURE

17.1 If a Party (the "Non-Performing Party") is unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but the Affected Party's relevant obligations under this Agreement and the corresponding obligations of the other Party under this Agreement, shall be suspended for a period equal to the circumstance of Force Majeure.

18       WAIVER

18.1 Save as expressly provided in this Agreement neither Party shall be deemed to have waived any of its rights or remedies whatsoever provided by law or under this Agreement unless the waiver is made in writing, signed by a duly authorised representative of that

         Party and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated any waiver shall be effective only in the instance and for the purpose for which it is given.

18.2 No delay or failure of any Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies. No single or partial exercise or enforcement of any right or remedy by any Party shall preclude or impair any other exercise or enforcement of that right or remedy by that Party.

19       SEVERANCE OF TERMS

19.1 If the whole or any part of this Agreement (including any one or more of the clauses of this Agreement or any sub-clause or paragraph or any part of one or more of these clauses) is or becomes or is declared illegal, invalid or unenforceable in any applicable jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties) then:

         19.1.1 in the case of the illegality, invalidity or un-enforceability of the whole of this Agreement it shall terminate in relation to the jurisdiction in question; or

         19.1.2 in the case of the illegality, invalidity or un-enforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

20       ENTIRE AGREEMENT/VARIATIONS

20.1 This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. The Parties acknowledge that no claims shall arise in respect of any understandings, arrangements, representations or agreements so superseded. No director, employee or agent of any Party is authorised to make any representation or warranty to another Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties. Nothing in this Agreement removes or overrides any right of action by any Party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action.

20.2 No variation, amendments, modification or supplement to this Agreement shall be valid unless made in writing in the English language and signed by a duly authorised representative or representatives of each Party.

21       NOTICES

21.1 Any notice or other communication to be given pursuant to or made under or in connection with the matters contemplated by this Agreement shall be in writing in the English language and shall be delivered by courier, sent by post or sent by facsimile to the address or facsimile number of the recipient set out in Schedule 4 or as specified by the recipient from time to time in accordance with this Clause 21. Notices sent by e-mail shall not be valid of themselves and must be confirmed in hard copy form by courier, by post or facsimile.

21.2 Any notice given pursuant to this Clause 21 shall be deemed to have been received:

         21.2.1   in the case of delivery by hand, when delivered; or

         21.2.2   in the case of sending by post:

         (a) where posted in the country of the addressee, on the second working day following the day of posting, and

         (b) where posted in any other country, on the fifth working day following the day of posting; or

         21.2.3 in the case of facsimile, on acknowledgement by the recipient's facsimile receiving equipment on a Business Day if the acknowledgement occurs before

                  1700 hours local time of the recipient and in any other case on the following Business Day.

22       COUNTERPARTS

22.1 This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed shall be an original of this Agreement, and all of which shall together constitute one and the same instrument. Complete sets of counterparts shall be lodged with each Party.

23       THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP; THIRD PARTIES.

23.1 Nothing on this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute or be deemed to constitute a partnership association, joint-venture or other co-operative entity between the Parties and none of the Parties shall have any authority to bind the others in any way except as provided in this Agreement.

23.2 The Contracts (Rights of Third Parties) Act 1999 will not apply to this Agreement. No person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of either party) except any Affiliates of CytRx will have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties which agreement must refer to this Clause 23.2.

24       PRESS RELEASES

24.1 Subject to Clause 24.2, no public announcement or other disclosure to Third Parties (except to Affiliates of the Parties) concerning this Agreement shall be made, whether directly or indirectly, by any Party to this Agreement without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure with the exception that:

         24.1.1 a Party may disclose the full terms of this Agreement to its investment bankers, lawyers, accountants and other professional advisors without the other Party's prior approval provided that such disclosure is made under the terms of confidentiality whether express or implied; and

         24.1.2 a Party may disclose those terms which it is required by a Directive to disclose and CytRx may file a copy of the Agreement with the United States Securities and Exchange Commission provided that it takes advantage of all provisions to keep confidential as many terms of the Agreement as possible.

         24.1.3 a Party may further disclose the terms where such disclosure is a repeat of a previous disclosure or items included in such previous disclosure..

24.2 CytRx will use reasonable commercial endeavours to provide a draft press release to ICIL by 18 May 2004. Such press release will not be issued for publication until its contents have been agreed by CytRx and ICIL. The Parties will use reasonable endeavours to agree the terms of such press release within a reasonable time with a view to CytRx publishing the press release on 19 or 20 May 2004.

25       GOVERNING LAW

25.1 The validity and construction and interpretation of this Agreement and any determination of the performance which it requires shall be governed by the internal laws of the State of New York, USA.

26       JURISDICTION

26.1 Subject to Clauses 11 and 26.2, all disputes between the Parties arising under, out of or relating to this Agreement or arising out of the circumstances and relationships contemplated by this Agreement including disputes relating to the validity, construction or interpretation of this Agreement and including its formation, validity, binding effect, interpretation, performance, breach or termination as well as non-contractual claims and including disputes relating to pre-contractual representations which result in any action or proceeding shall be referred to and finally resolved by arbitration under the Rules of the ICC International Court of Arbitration which Rules are deemed to be incorporated by reference into this Clause. The number of arbitrators shall be one. The place of arbitration shall be New York. The language to be used in the arbitral proceedings shall be English.

26.2 Clauses 11 and 26.1 shall not prevent either Party applying for and obtaining interim relief from a court.

IN WITNESS OF THE ABOVE the Parties have signed this Agreement on the date written at the head of this Agreement.


SIGNED by                           )     /s/ SUSAN SEARLE
for and on behalf of                )     ..................................
IMPERIAL COLLEGE INNOVATIONS        )     Authorised Signatory
LIMITED                             )


SIGNED by                           )     /s/ PETER BEARMAN
for and on behalf of                )     ..................................
IMPERIAL COLLEGE                    )     Authorised Signatory


SIGNED for and on behalf of         )     /s/ STEVEN KRIEGSMAN
CYTRX CORPORATION by                )     ..................................
                                    )     Authorised Signatory

                                   SCHEDULE 1

                                LICENSED PATENTS

PCT application PCT/2004/000413 filed on 3rd February 2004 and claiming priority from UK priority patent application number 0302446.0 filed 3rd February 2003 entitled "Screening for Modulators of Fat Storage"

                                    SCHEDULE 2

                               BIOLOGICAL MATERIALS



- ANIMALS: RIP140 null mice - upon request 3 pairs of heterozygous males and females

-     CELLS: RIP140 null cells called RIPKO-1.

- RIP140/ NUCLEAR RECEPTOR RESPONSIVE REPORTER CELL LINES (e.g., PPRE-luciferase, ERE Luc, SRE-Luc

-     DNA CLONES: Expression vectors for RIP140 and mutant version thereof.

- EXPRESSION VECTORS FOR RIP140 expressed as GST or other fusion protein

-     REPORTER ASSAYS & NR VECTORS

-     ANTIBODIES: MP45 polyclonal antibody and 6D7 MAb.

                                   SCHEDULE 3


                                EXPERT'S DECISION


1. Any matter or dispute relating to (a) the calculation method for royalty payments to be made on any Combination Product or (b) the valuation of any Sublicensing Revenue received by CytRx in a form other than cash shall be referred to a person suitably qualified to determine that matter or dispute (an "EXPERT") who shall be nominated jointly by the Parties or, failing agreement between the Parties within twenty (20) Business Days of a written request by either Party to the other seeking to initiate the Experts' Decision procedure set out below, either Party may request the president or chairman for the time being of The American Pharmaceutical Manufacturers Association or any successor body to it to nominate the Expert.

2. The Parties shall within fourteen (14) days of the appointment of the Expert meet with him or her in order to agree a program for the exchange of any relevant information and the structure to be adopted for the negotiations.

3. In all cases the terms of appointment of the Expert by whomsoever appointed shall include:

      3.1. a commitment by the Parties to share equally the payment of the Expert's fee;

      3.2. a requirement on the Expert to act fairly as between the Parties and according to the principles of natural justice;

      3.3. a requirement on the Expert to hold professional indemnity insurance both then and for three (3) years following the date of his or her determination;

      3.4. a commitment by the Parties to supply to the Expert all such assistance, documents and information as he or she may require for the purpose of his or her determination; and

      3.5. a commitment by the Parties that all negotiations connected with the dispute shall be conducted in confidence and without prejudice to the rights of the Parties in any future proceedings.

4. The Expert's recommendations shall be reduced to writing and once signed by their duly authorised representatives, shall be binding on the Parties (save in the case of negligence or manifest error on the part of the Expert).

                                   SCHEDULE 4

                              Addresses for Notices

            ICIL and Imperial:      Imperial College Innovations

                                    Imperial College London

                                    12th Floor, EEE Building, South
                                    Kensington Campus, London SW7 2AZ, UK

                                    Facsimile: (0207) 589 3553 or (0207)
                                    594 6584

                                    Attention: Managing Director





            CytRx                   CytRx Corporation

                                    11726 San Vicente Boulevard,

                                    Suite 650,

                                    Los Angeles,

                                    California 90049 USA

                                    Facsimile: +310 826 5529

                                    Attention: Steven Kriegsman, CEO